EXHIBIT 10.64
January 26, 2006
Via Hand Delivery
Bob DeVaere
c/o IDM Pharma, Inc.
5820 Nancy Ridge Drive
San Diego, CA 92121
Dear Bob,
This letter agreement (“Letter Agreement”) between you and IDM Pharma, Inc. (the “Company”), amends the employment agreement of March 17, 2005, between you and the Company (the “Employment Agreement”) in connection with the resignation of your employment from the Company. The Company acknowledges and agrees that your resignation shall be deemed to be a resignation for “Good Reason” and that you shall be entitled to receive the severance benefits set forth in Section 4.4.4 of your Employment Agreement, as amended by this Letter Agreement. The Company also agrees to accelerate the payment of a portion of your retention bonus, and, in consideration of that benefit, you agree to reduce your severance payment period to nine months. Accordingly, the Employment Agreement is hereby amended as follows:
     Section 3.7 of the Employment Agreement is amended and restated in its entirety as follows:
     “3.7 RETENTION BONUSES. Provided that the Executive remains in the full time employment of the Company, without any break or interruption in service, on the applicable retention bonus eligibility date(s) specified below, the Executive shall receive cash retention bonuses payable within ten (10) business days of the specified eligibility date(s) and less payroll deductions and withholdings as follows: i) six (6) months following the Effective Date of this Agreement, a bonus equal to twenty-five percent (25%) of the Executive’s Base Salary and ii) March 31, 2006, a bonus equal to thirty-five percent (35%) of the Executive’s Base Salary.”
     Section 4.4.4(I) of the Employment Agreement is amended and restated in its entirety as follows:
     “(I) continued payment of the Executive’s annual Base Salary in effect at the time of termination for a period beginning upon the Effective Date specified in Exhibit A and continuing until the earlier of i) nine (9) months thereafter or, ii) the date on which the Executive begins full-time employment with or in an entity or endeavor other than the Company (the “GOOD REASON/TERM EXPIRATION SEVERANCE PERIOD”), less standard deductions and withholdings, paid pursuant to the Company’s standard payroll practices; and”

IDM
If this amendment of the Employment Agreement is acceptable to you, please sign below and return one original to me.
Sincerely,
/s/ Jean-Loup Romet-Lemonne
Jean-Loup Romet-Lemonne, M.D.
Chairman of the Board and Chief Executive Officer
AGREED:

Date: January 26, 2006	/s/ Robert DeVaere

Robert DeVaere

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